As filed with the Securities and Exchange Commission on July 28, 2015

Registration No. 333-169333

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PERFECT WORLD CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District
Beijing 100101, People’s Republic of China

(86 10) 5780-5700

(Address of Principal Executive Offices)

2010 Share Incentive Plan
(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Copies to:

Kelvin Wing Kee Lau Chief Financial Officer Perfect World Plaza, Tower 306 86 Beiyuan Road Chaoyang District, Beijing 100101 People’s Republic of China (86 10) 5780-5700	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +(852) 3740-4700

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-169333) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission by Perfect World Co., Ltd., a company established under the laws of the Cayman Islands (the “Registrant”), became effective on September 13, 2010. Under the Registration Statement, a total of 30,000,000 class B ordinary shares of the Registrant, par value $0.0001 per share, were registered for issuance of shares granted or to be granted pursuant to the Registrant’s 2010 Share Incentive Plan (the “2010 Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the 2010 Plan.

On April 26, 2015, the Registrant, Perfect Peony Holding Company Limited (the “Parent”) and Perfect World Merger Company Limited (the “Merger Sub”) entered into an agreement and plan of merger, which was approved on July 28, 2015 by the shareholders of the Registrant at an extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Registrar of Companies of the Cayman Islands, which became effective as of July 28, 2015 (the “Effective Time”), as a result of which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all the offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on July 28, 2015.

Perfect World Co., Ltd.

By:	/s/ Robert Hong Xiao
Name:	Robert Hong Xiao
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature			Title	Date

/s/ Michael Yufeng Chi
	Michael Yufeng Chi		Sole Director	July 28, 2015

	/s/ Robert Hong Xiao		Chief Executive Officer
	Robert Hong Xiao		(principal executive officer)	July 28, 2015

	/s/ Kelvin Wing Kee Lau		Chief Financial Officer
	Kelvin Wing Kee Lau		(principal financial and accounting officer)	July 28, 2015

	/s/ *		Authorized Representative in the United States
	Name:	Donald J. Puglisi		July 28, 2015
	Title:	Managing Director, Puglisi & Associates

*By:	/s/ Michael Yufeng Chi
Michael Yufeng Chi
Attorney-in-Fact